AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2021
Registration No. 333-251612
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Dream Finders Homes, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1531	85-2983036
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
14701 Philips Highway, Suite 300
Jacksonville, FL 32256
(904) 644-7670
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert E. Riva
Vice President, General Counsel and Corporate Secretary
14701 Philips Highway, Suite 300
Jacksonville, FL 32256
(904) 644-7670
(Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Timothy S. Taylor Carina L. Antweil Baker Botts L.L.P. 910 Louisiana Street Houston, Texas (713) 229-1234	Michael Kaplan Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company’ in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Dream Finders Homes, Inc. is filing this Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-251612) (the “Registration Statement”) as an exhibit-only filing to file certain exhibits as indicated in Part II of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus constituting Part I of the Registration Statement is unchanged and has been omitted.
1

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the Class A common stock offered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.
SEC registration fee	$18,067
FINRA filing fee	25,340
Exchange initial listing fee	25,000
Accounting fees and expenses	1,300,000
Legal fees and expenses	850,000
Printing and engraving expenses	250,000
Transfer agent and registrar fees	200,000
Miscellaneous	331,593
Total	$3,000,000
Item 14.	Indemnification of Directors and Officers
Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and Section 145 of the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability:
•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;
•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or
•	for any transaction from which the director derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.
In addition, we will enter into indemnification agreements with our current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL.

The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.
We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters against certain liabilities.
Item 15.	Recent Sales of Unregistered Securities
Upon our formation as a Delaware corporation on September 11, 2020, we issued 1,000 shares of common stock to DFH LLC for $1.00 per share. In addition, in connection with the offering contemplated by this Registration Statement, we and DFH LLC intend to complete a series of reorganization transactions, as described under “Corporate Reorganization” in the prospectus included in this Registration Statement, resulting in DFH LLC becoming our direct, wholly owned subsidiary. In connection with these transactions, we will issue shares of our Class A common stock and Class B common stock to certain existing holders of equity in DFH LLC. All of the foregoing issuances were, or will be, made under an exemption from registration provided by Section 4(a)(2) of the Securities Act, and no underwriters were, or will be, involved in these transactions.
Item 16.	Exhibits and Financial Statement Schedules
(a)	Exhibits.
Exhibit Number	Description
1.1#	Form of Underwriting Agreement
2.1#+	Membership Interest Purchase Agreement, dated as of January 29, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.2#	First Amendment to Membership Interest Purchase Agreement, dated as of March 17, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.3#	Second Amendment to Membership Interest Purchase Agreement, dated as of April 30, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.4#	Third Amendment to Membership Interest Purchase Agreement, dated as of June 30, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.5#	Fourth Amendment to Membership Interest Purchase Agreement, dated as of August 18, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.6#	Fifth Amendment to Membership Interest Purchase Agreement, dated as of August 31, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.7#	Sixth Amendment to Membership Interest Purchase Agreement, dated as of September 18, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.8#+	Seventh Amendment to Membership Interest Purchase Agreement, dated as of September 22, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.9#	Eighth Amendment to Membership Interest Purchase Agreement, dated as of October 2, 2020, by and between Dream Finders Holdings LLC and H&H Constructors, Inc.
2.10#	Form of Agreement and Plan of Merger
3.1#	Certificate of Incorporation of Dream Finders Homes, Inc., as currently in effect
3.2#	Bylaws of Dream Finders Homes, Inc., as currently in effect
3.3#	Form of Amended and Restated Certificate of Incorporation of Dream Finders Homes, Inc., to be in effect upon completion of this offering

Exhibit Number	Description
3.4#	Form of Amended and Restated Bylaws of Dream Finders Homes, Inc., to be in effect upon completion of this offering
4.1#	Form of Class A Common Stock Certificate
5.1#	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
10.1#+
Form of Credit Agreement, dated January   , 2021, among Dream Finders Homes, LLC, Bank of America, N.A., as administrative agent, collateral agent and issuing bank, and the lenders named therein as parties thereto

10.2#†	Membership Interest Grant Agreement, dated as of June 15, 2017, by and between Dream Finders Holdings LLC and Rick Moyer
10.3#†	Membership Interest Grant Agreement, dated as of January 1, 2017, by and between Dream Finders Holdings LLC and Patrick Douglas Moran
10.4#	Form of Registration Rights Agreement
10.5#†	Form of Dream Finders Homes, Inc. 2021 Equity Incentive Plan
10.6#†	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under the 2021 Equity Incentive Plan
10.7†	Form of Stock Option Grant Notice and Stock Option Agreement under the 2021 Equity Incentive Plan
10.8#†	Form of Director and Employee Indemnification Agreement
10.9†	Form of Employment Agreement, dated as of January , 2021, by and between Dream Finders Homes, Inc. and Patrick Zalupski
10.10†	Form of Employment Agreement, dated as of January , 2021, by and between Dream Finders Homes, Inc. and Rick Moyer
10.11†	Form of Employment Agreement, dated as of January , 2021, by and between Dream Finders Homes, Inc. and Douglas Moran
10.12†	Form of Restricted Stock Grant Notice and Restricted Stock Agreement, dated as of January , 2021, by and between Dream Finders Homes, Inc. and Patrick Zalupski
16.1#	Letter from RSM US LLP Regarding Change in Accountants
21.1#	List of Subsidiaries of Dream Finders Homes, Inc.
23.1#	Consent of PricewaterhouseCoopers LLP
23.2#	Consent of PricewaterhouseCoopers LLP
23.3#	Consent of Yount, Hyde and Barbour, P.C.
23.4#	Consent of Baker Botts L.L.P. (included as part of Exhibit 5.1 hereto)
23.5#	Consent of John Burns Real Estate Consulting, LLC
24.1#	Power of Attorney (included on the signature page of the initial filing of the Registration Statement)
99.1#	Consent of William H. Walton, III to be named as a director nominee
99.2#	Consent of W. Radford Lovett II to be named as a director nominee
99.3#	Consent of Justin Udelhofen to be named as a director nominee
99.4#	Consent of Megha H. Parekh to be named as a director nominee
#	Previously filed.
†	Compensatory plan or arrangement.
+
Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

(b)	Financial Statement Schedules.
See our Financial Statements starting on page F-1. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the financial statements and have therefore been omitted.

Item 17.	Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1993 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 14th day of January, 2021.
Dream Finders Homes, Inc.

By:	/s/ Patrick O. Zalupski
Patrick O. Zalupski President, Chief Executive Officer and Chairman of the Board of Directors
Pursuant to the requirements of the Securities Act of 1993 this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ Patrick O. Zalupski	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer and Sole Director)
Patrick O. Zalupski		January 14, 2021

/s/ Rick A. Moyer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Rick A. Moyer		January 14, 2021

/s/ John O. Blanton	Vice President and Chief Accounting Officer (Principal Accounting Officer)
John O. Blanton		January 14, 2021